                                                                       EXHIBIT 4


                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                       OF
                            POWER INTEGRATIONS, INC.



     The undersigned, Robert G. Staples, hereby certifies that he is the duly elected and acting Secretary of Power Integrations, Inc. and that the following amendment to the Corporation's Bylaws was approved by the Corporation's Board of Directors effective as of February 24, 1999:

     Section 1.2 of Article I of the Bylaws of this Corporation is hereby amended to read in its entirety as follows:

     "Special meetings of stockholders of the Corporation may be called only (1) by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting.

     Upon request in writing sent by registered mail to the president or chief executive officer by any stockholder or stockholders entitled to call a special meeting of stockholders pursuant to this Section 2, the board of directors shall determine a place and time for such meeting, which time shall be not less than one hundred twenty (120) nor more than one hundred thirty (130) days after the receipt of such request, and a record date for the determination of stockholders entitled to vote at such meeting shall be fixed by the board of directors, in advance, which shall not be more that 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. Following such receipt of a request and determination of the validity of the request, it shall be the duty of the secretary to cause notice to be given to the stockholders entitled to vote at such meeting, in the manner set forth in Section 1.3 hereof, that a meeting will be held at the place and time so determined. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice."

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

                                    /s/ Robert G. Staples
                                        Robert G. Staples
                                        Secretary